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SHAREHOLDERS FOR TOMORROW                       614 BROADWAY
                                                POB 801
                                                YANKTON, SOUTH DAKOTA  57078
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                            YOUR BOARD ROOM IN CRISIS

To Shareholders of First Financial Fund, Inc.:

|X| Are you angry about corporate malfeasance?

|X| Are you angry about the way corporations are governed?

|X| Are you angry about secret deals in the board rooms of American companies?

|X| Are you angry about the lack of accountability of directors?

                     You now have a chance to send a message
               and take back the First Financial Fund board room!

The incumbent board has hi-jacked the First Financial Fund with unfair rules and illegal shenanigans.

|X| They instructed all board members to keep their meetings secret from the owners.

|X| They have been playing fast and loose with the rules. They illegally withheld shareholder information, forcing Shareholders for Tomorrow
       (SFT) to file a lawsuit in order to gain access to the information. On July 24, 2002, only two days after the lawsuit was filed, the U.S. District Court in the Southern District of Maryland agreed with SFT and found that the Fund illegally withheld the information. The Court issued a temporary restraining order compelling the Fund to immediately turn over the information. The Fund spent your money unnecessarily fighting this lawsuit even though it was clear from the beginning that they would not prevail. We have enclosed a recent letter from Stewart Horejsi to the Board regarding this lawsuit.

|X| They have been holding our Fund hostage with an outrageous and unfair voting arrangement that must be eliminated to permit true corporate democracy.

These as well as other dubious acts needlessly cost the owners money. Do you want your Fund in legal battles - paid with your money - waged purely to protect the incumbents in their cozy relationships? What else are they doing behind our backs with these cloak and dagger tactics? What are they hiding?

The owners of the Fund will never have a better chance to right a wrong and to seat board members whose interests are aligned with the owners. We urge you to put an end to the days of the good ole boys and cozy boards. Help overcome the stacked deck that the Fund's board has created.

                            Take back your boardroom!

                   VOTE YES ON THE ENCLOSED GREEN PROXY CARD

SFT recommends that you vote for the alternate slate of nominees, Joel Looney and Dr. Dean Jacobson. Your help is essential. Please vote. If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc., who is assisting in the solicitation, toll-free at (800) 322-2885. Even if you have already voted, please vote again to make sure your vote is counted.